Exhibit 10.17



January 20, 1997



Mr. Andrew H. Baker
636 Winding Hollow Road
Franklin Lakes, NJ  07417

Dear Andrew:

This letter will confirm our agreement with respect to the transition of your responsibilities for, and your continued relationship as a consultant to, Unilab Corporation ("Unilab" or the "Company").

You will step down as the Company's Chairman, Chief Executive Officer and President, and will also resign as a director, effective as of the date hereof (the "Effective Date"). After the Effective Date, you will receive the following, in consideration for, among other things, your agreement not to compete with the Company, as described in more detail below, and in full satisfaction of all payments or obligations due or owed to you under the terms of your Employment Agreement, dated November 10, 1993, as amended by Amendment No. 1 thereto dated as of November 1, 1996 (collectively, the "Employment Agreement"):

1. Five Hundred Thousand (500,000) restricted shares (the "Restricted Shares") of the Company's common stock, par value $.01 per share ("Unilab Common Stock"), in lieu of your rights and payment under the Company's Executive Retirement Plan, which shall be issued on the terms and subject to the conditions set forth in the Restricted Stock Agreement, dated as of the Effective Date, such restrictions to lapse upon the earliest to occur of
     (i) a Change of Control of the Company (as such term is defined in the Restricted Stock Agreement), (ii) your attainment of age 65 and (iii) your death or Disability (as such term is defined in the Restricted Stock Agreement).

2. The expiration dates of the options to purchase 480,000 shares of Unilab Common Stock pursuant to the Stock Option Agreements between you and the Company dated October 20, 1992 (with respect to 300,000 shares), January 1, 1995 (with respect to 120,000 shares) and February 27, 1996 (with respect to 60,000 shares) (collectively, the "Options") shall be extended to the date that is ten years after the date hereof, and all such Options shall be deemed fully vested and freely transferable to your immediate family or trusts for their benefit as of the Effective Date in accordance with the amendments to such Stock Option Agreements dated as of the Effective Date.

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 3.  As more fully set forth in the consulting agreement, dated as of the
     Effective Date, between Hartill Ltd. (a company controlled by you) ("Hartill") and the Company (the "Consulting Agreement"), Hartill will be paid a consulting fee in the aggregate sum of $900,000, payable $600,000 promptly after the Effective Date and One Hundred Thousand Dollars ($100,000) per year for the three year period ending on the third anniversary of the Effective Date, as compensation for consulting services rendered to the Company. The $100,000 per year annual fee shall be payable $25,000 per quarter in advance at the beginning of each quarterly period commencing on the Effective Date.

 4. Use of executive office space at the Company's offices located at 401 Hackensack Avenue, Hackensack, New Jersey through the October 14, 1998 termination date of the lease for such office space (or comparable office space, comparably priced, in New Jersey or New York, if that office is closed prior to October 14, 1998).

 5. Secretarial and administrative services at Unilab's expense (through the continued use of your current secretary) for a three-year period ending on the third anniversary of the Effective Date.

 6. Continuation for three years from and after the Effective Date of your current family medical, hospitalization, dental, life, short- and long-term disability insurance coverage and accidental death and dismemberment travel accident coverage or, if such continued coverage under the Company's benefit plans is not available, comparable coverage under alternate plans, or reimbursement of your costs incurred if you independently enroll in comparable, alternate plans.

 7. Reimbursement of business expenses incurred in connection with your Unilab related business activities, provided such expenses are approved by the Company's Chief Executive Officer (except as set forth in Paragraph 9 below); and further provided that any travel expenses shall be pre-approved by the Company's Chief Executive Officer.

 8. At the Company's request, you hereby agree to sell the residence owned by you and located at 2324 Sunset Plaza Drive, Hollywood, California (the "California House") using your best efforts to sell such house as soon as possible. The fair market value of the California House shall be determined by at least two independent appraisals to be obtained by you and delivered to the Company within 30 days hereof. The Company shall have the right to determine the acceptability of any bid to acquire the California House and you shall follow the Company's reasonable instructions in connection with the effort to sell the house. Five Hundred Thousand Dollars ($500,000) of the proceeds from the sale of the California House shall be used to pay the outstanding mortgage on the house held by Citibank. The proceeds from the sale of the California House in excess of $500,000 shall be paid to you, in cash, promptly after closing of the sale of the house. From and after the Effective Date through the closing date of the sale of the California House, you may continue to live in the house and


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     will keep the house furnished and maintained in good order. You shall be responsible for all costs incurred in connection with maintenance of the California House.

 9. Continued use through the third anniversary of the Effective Date of the 1994 Jaguar XJR owned by the Company and currently driven by you (or, if necessary, a comparable replacement car) and reimbursement of expenses in connection with the use, maintenance, and repair of that car (such expense reimbursement not to require approval of the Company's Chief Executive Officer). On the third anniversary of the Effective Date, title and ownership of the car shall be transferred by the Company to you without any payment by you and free and clear of all liens and encumbrances.

10. You agree to abide by the terms of the Non-Compete Agreement, dated as of the Effective Date, with respect to your agreement not to engage in the clinical laboratory business in the State of California for three years from the date hereof.

This letter agreement will be governed by, and construed in accordance with, the laws of the State of California. Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear its own costs of such arbitration, including attorneys' fees.

In consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree to the following:

For yourself and your heirs, executors, administrators, representatives, attorneys, successors and assigns (hereinafter collectively referred to as "Releasor"), you hereby release and forever discharge Unilab, its divisions, subsidiary corporations, affiliates, successors, and assigns, and its and their respective present and former directors, officers, employees, stockholders, agents, representatives, attorneys, and accountants (collectively referred to as "Releasees") from all manner of action, cause, and causes of action and suits which Releasor now has, ever had, or may have against Releasees, for, upon or by reason of any matter, cause, omission, act or thing whatsoever, including, without limitation, any cause of action you have, may have or will have under your Employment Agreement (including your rights to accrued and unpaid amounts in your deferred compensation account; your right to 90 days' advance notice of termination; and your right to seek repayment of amounts attributable to your voluntary 10% reduction in base salary, as reflected in your July 25, 1996 letter agreement with the Company, or repayment in cash of salary taken in shares of Unilab Common Stock during the months of August, September and October
1996) occurring in whole or in part on or at any time from the commencement of your employment with Unilab through the date hereof, that directly or indirectly arises out of or is related to your employment with Releasees, including, without limitation, any claim for age discrimination arising out of 29 U.S.C. sections 621, et seq. or Cal. Gov't. Code sections 12940 et seq. For the purpose of implementing a full and complete release and discharge of Releasees, you expressly


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acknowledge that this letter agreement is intended to include in its effect, without limitation, all claims and actions which you do not know or suspect to exist in your favor at the time of execution hereof, that this letter agreement contemplates the extinguishment of any such claim, claims or action, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 of the Civil Code provides:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The foregoing release will not, however, constitute a release of Unilab's obligations under this letter agreement or under the Consulting Agreement, your Stock Option Agreements, as amended, or the Restricted Stock Agreement nor will it constitute a release of any indemnification obligations that Unilab may have in respect of events occurring prior to the Effective Date.

The Company's obligations to indemnify you and to advance expenses, as provided in Section 13 of the Employment Agreement and the Company's by-laws and charter as of the date hereof shall remain in full force and effect. The Company agrees that you shall be covered to the same extent as the executive officers and directors of the Company in all director and officer liability insurance coverage the Company maintains from time to time.

For itself and its divisions, subsidiary corporations, affiliates, successors and assigns, the Company hereby releases and forever discharges you and your heirs, executors, administrators, representatives, successors and assigns from all manner of action, cause and causes of action and suits which it now has, ever had or may have against you and such other persons, for, upon or by reason of any matter, cause, omission, act or thing whatsoever occurring in whole or in part, on or at any time prior to the date hereof, that directly or indirectly arises out of or is related to your employment with the Company.

This letter agreement shall not in any way be construed as an admission by Unilab that it or any of its agents, employees or representatives have acted wrongfully with respect to you in violation of the common law or in violation of any federal, state or local statute or regulation or of any of your rights or of any other person, and Unilab specifically disclaims any liability to or improper conduct toward you or any other person on the part of itself and its employees, agents and representatives.

You acknowledge and agree that you have been advised to consult with an attorney prior to executing this waiver and release; that to the extent you have desired you have availed yourself of that right; that you have carefully read and understand all of the provisions of this waiver and release; that you were given at least twenty-one (21) days in which to consider this agreement; that you may revoke this waiver and release within seven (7) days after you have executed it; and that you are voluntarily entering into the agreements set forth herein.

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The Company agrees to prepare, execute, deliver and file all documents and instruments as may be necessary or advisable to effect the terms of this agreement.

The Company covenants and agrees that, if at any time from and after the date hereof, it shall prepare and file with the Securities and Exchange Commission (and state securities commissions to the extent required) and cause to remain effective a registration statement for the registration of securities, you (and any permitted transferees under the Restricted Stock Agreement and the Option Agreements, as amended, as may be permitted from time to time by the pertinent regulations) shall be entitled to "piggyback" on such registration statement and to sell the Restricted Shares following the lapse of the restrictions thereon and the shares issuable upon exercise of the Options. If by the third anniversary of the date hereof such shares shall not have been registered, you shall have the right to demand that the Company prepare and file a registration statement to register such shares.

This agreement, together with the Restricted Stock Agreement, the Stock Option Agreements, as amended, the Consulting Agreement and the Non-Compete Agreement, shall constitute the entire agreement and understanding between you and the Company with respect to your employment by the Company and shall supersede all prior agreements and understandings, including, without limitation, the Employment Agreement; provided, however, that after the Effective Date, Sections 9 and 13 and the first sentence of Section 8 shall continue to remain in full force and effect.

This agreement may only be amended or modified in a writing signed by the Company and you.

This letter agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Unilab, whether by merger, consolidation, sale of all or substantially all of the assets or otherwise..

You and Unilab each agrees to keep the terms, amount and existence of this letter agreement completely confidential to the greatest extent consistent with the law.

This Company agrees to pay your reasonable legal fees and expenses incurred in connection with negotiating this agreement and the agreements related hereto.

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Please sign both copies of this letter on the line below to acknowledge your agreement, retain one for your files and return the other to Unilab to the attention of the Corporate Secretary.

I greatly appreciate all your efforts on Unilab's behalf and look forward to our continuing relationship.

Sincerely yours,                                     Acknowledged and agreed:


Mark L. Bibi                                         ________________________
                                                     Andrew H. Baker

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